Exhibit 99.01

BANKGUAM HOLDING COMPANY

SUBSCRIPTION AGREEMENT

The undersigned (the “Subscriber”) desires to purchase shares of the common stock (the “Shares”) of BankGuam Holding Company, a Guam corporation (the “Company”). Accordingly, the Subscriber agrees as follows:

1.	Subscription.

1.1	The Subscriber subscribes for the number of Shares set forth on the signature page to this agreement at a purchase price of $12.25 per Share.

1.2	If the Subscriber is paying with a check or money order, enclosed is a check or money order payable to the order of “BankGuam Holding Company”, in the amount set forth on the signature page to this agreement as payment in full of the purchase price.

1.3	If the Subscriber is paying by wire transfer, the Subscriber shall effect a wire transfer in the amount set forth on the signature page to this agreement as payment in full of the purchase price, according to wire instructions to be provided by the Company upon request.

2.	Acknowledgements and Agreements of Subscriber. The Subscriber understands, acknowledges and agrees, with the intent and understanding that the Company will rely thereon, as follows:

2.1	The Subscriber acknowledges the public availability of the Company’s current prospectus which can be viewed on the U.S. Securities and Exchange Commission (the “SEC”) Edgar Database, under the CIK number 0001527383. This prospectus is made available in the Registration Statement on Form S 1, (Registration No. 333-220357), filed with the SEC and initially effective as of , 2017 (as amended from time to time, the “Registration Statement”). In this prospectus are the terms and conditions of the offering of the Shares and the risks associated therewith.

2.2	All information herein concerning the Subscriber and any Co-Subscriber is correct and complete as of the date hereof and the Subscriber agrees to notify the Company of any change in such information prior to the acceptance or rejection of this subscription by the Company.

2.3	The Company reserves the right, in its sole and absolute discretion, to accept or reject this subscription and the subscription will not be binding until accepted by the Company in writing. Except as provided under applicable securities laws, this subscription is irrevocable except that the Subscriber can, at any time prior to acceptance of this agreement by the Company, request in writing that the Subscriber be released from its obligations hereunder, and the Company may, but need not, in its discretion, elect to release the Subscriber from the subscription and from such obligations.

2.4	If Subscriber is purchasing the Shares for another person or entity, including without limitation a corporation, partnership, trust or any other entity, the Subscriber has been duly authorized and empowered to execute this agreement and any other subscription documents. Upon request of the Company, Subscriber will provide true, complete and current copies of all relevant documents concerning the Subscriber, authorizing its investment in the Company and/or evidencing the satisfaction of the foregoing.

3.	Governing Law. This agreement shall be deemed to be made under, governed by and construed in accordance with the laws of the Territory of Guam, without regard to principles of conflicts of law.

4.	Venue. Any litigation arising hereunder shall be instituted only in the courts of the Territory of Guam. All parties agree that venue shall be proper in Guam for all such legal or equitable proceedings.

5.	Counterparts; Severability. This agreement may be executed in one or more counterparts. If any provision of this agreement shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this agreement or the validity or enforceability of this agreement in any other jurisdiction.

6.	Persons Bound. This agreement shall, except as otherwise provided herein, inure to the benefit of and be binding on the Company and its successors and assigns and on Subscriber and its heirs, executors, administrators, successors and assigns.

7.	Section Headings. The section headings contained in this agreement are inserted for purposes of convenience of reference only and shall not affect the meaning or interpretation of this agreement.

8.	Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, e-mailed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid, to the address of each party set forth in this agreement.

9.	CERTIFICATION. THE SUBSCRIBER CERTIFIES THAT THE SUBSCRIBER HAS READ THIS ENTIRE AGREEMENT AND THAT EVERY STATEMENT MADE BY THE SUBSCRIBER HEREIN IS TRUE AND COMPLETE.

10.	Ownership Information. Please print here the number of Shares to be purchased and the purchase price therefor.

Number of Shares subscribed for:

Purchase price per Share:	x$12.25

Aggregate purchase price:	$

Type of ownership (circle one):

Individual            Tenants in Common            Partnership            Joint Tenants            Corporation            Trust

Minor with Adult Custodian under UGMA            Other

* * * * * * * * * * * * * * *

IN WITNESS WHEREOF, the undersigned, desiring to subscribe for the purchase of Shares of BankGuam Holding Company, does hereby execute this Subscription Agreement as of the date set forth below.

Date:

Signature of Subscriber	Signature of Co-Subscriber (if any)

Name:	Name:
(exact name for issuance of Shares)	(exact name for issuance of Shares)

Title:	Title:

Taxpayer I.D. Number	Taxpayer I.D. Number of Co-Subscriber

Subscriber’s primary address:	Co-Subscriber’s primary address

Phone #:	Phone #:

Email:	Email:

Subscriber Signature Page

Company Counterpart Signature Page

ACCEPTED:

BANKGUAM HOLDING COMPANY

By:		Dated: , 201
Name: Title

Company Signature Page